Exhibit (h)(7)

APPENDIX A

To the Administrative Services Plan

For Investor Class Shares

Of

of the following Portfolios of the Trust

September 20, 2010

Forward Large Cap Growth Fund

Forward Large Value Fund

Forward SMIDPlus Fund

Forward International Equity Fund

Forward Investment Grade Fixed-Income Fund

Forward Mortgage Securities Fund

Forward High Yield Bond Fund

Forward U.S. Government Money Fund

Forward Income Allocation Fund

Forward Income and Growth Allocation Fund

Forward Balanced Allocation Fund

Forward Growth and Income Allocation Fund

Forward Growth Allocation Fund

Forward Aggressive Growth Allocation Fund